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                         INDIVIDUAL NON-COMPETITION AGREEMENT


     THIS INDIVIDUAL NON-COMPETITION AGREEMENT ("Agreement") is made as of this 5th day of June, 1996 by and between Prospect Medical Group, Inc., a California professional corporation ("Prospect Medical Group") and Gregg DeNicola, M.D., ("Physician"). All capitalized terms used herein and not otherwise expressly defined shall have the same meanings set forth in the Assignable Option Agreement (defined below).

                                       RECITALS

     A. Prospect Medical Group and Prospect Medical Group's Affiliates are in the business of developing and operating an integrated healthcare delivery system in the State of California and other areas. Such system includes primary care physicians, specialty care physicians, other outpatient and ancillary services, and management and administrative services.

     B. To develop an integrated healthcare delivery system, Prospect Medical Group previously caused the formation of a management services organization, Prospect Medical Systems, Inc., a Delaware corporation ("Prospect Medical Systems"), to provide management and administrative services to Prospect Medical Group and its other Affiliates.

     C. Following formation of Prospect Medical Systems, Prospect Medical Group and Prospect Medical Systems entered into an Asset Transfer Agreement providing for the transfer of certain non-professional assets to Prospect Medical Systems from Prospect Medical Group.

     D. In connection therewith Prospect Medical Group, Physician and Prospect Medical Systems previously entered into an Assignable Option Agreement, dated as of June 5, 1996 (the "Assignable Option Agreement") pursuant to which Prospect Medical Group granted to Prospect Medical Systems an assignable option to purchase all of Prospect Medical Group's remaining assets and the right to designate the purchaser of all or a part of the issued and outstanding stock in Prospect Medical Group under certain circumstances.

     E. Prospect Medical Group and Prospect Medical Systems previously entered into a Management Services Agreement pursuant to which Prospect Medical Systems provides management and administrative services to Prospect Medical Group in return for a management fee which is calculated based upon the revenues derived by Prospect Medical Group from its medical practices and other sources.

     F. Physician is the sole director, officer and shareholder of Prospect Medical Group and as such has exclusive control over the operations and condition of Prospect Medical Group and is a director, officer and shareholder of Prospect Medical Systems.

     G. Pursuant to the Assignable Option Agreement, if Physician or Prospect Medical Group transfers all or any of the Assets or Stock or under certain other circumstances, Prospect


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Medical Systems may exercise the Stock Option or the Assets Option.  In such event pursuant to the terms of the Assignable Option Agreement, Physician shall execute this Agreement.

     NOW, THEREFORE, in consideration of the foregoing promises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

1. PHYSICIAN'S COVENANTS. As a material inducement to Prospect Medical Group to enter into the Assignable Option Agreement and during the term of this Agreement in the Service Area described in Section 4 below and except as permitted under the Primary Care Physician Services Agreement, Physician (directly or indirectly through any business, enterprise, venture, partnership, corporation or any other entity controlled directly or indirectly by Physician, whether alone or as a partner, stockholder, creditor or otherwise) shall not:

     practice medicine, or engage, participate, aid, assist, or hold any interest in any business or provision of any healthcare service which is, or as of Physician's engagement or participation, would become, competitive with any aspect of Prospect Medical Group's or any of Prospect Medical Group's Affiliates's (including Prospect Medical Systems') healthcare services;

     solicit or assist any other person to solicit any business relating to a competing line of healthcare business (other than for Prospect Medical Group or any of its affiliates) from any present or potential patient or other healthcare customer (including all third party payors) of Prospect Medical Systems, Prospect Medical Group, or any of their affiliates;

     sell, transfer, assign or otherwise permit another party to benefit from any of the remaining assets including but not limited to goodwill, of Prospect Medical Group attributable to Physician based upon the provision of physician services by or through Physician;

     engage or contract (other than with Prospect Medical Group or any of Prospect Medical Group's Affiliates) for the provision of any management services to Physician or any physician employed by or under contract to Physician (as applicable) which are the same as or substantially similar to any of the services that Prospect Medical Group or any of Prospect Medical Group's Affiliates furnishes;

     commit any other act or assist others to commit any other act which might injure the healthcare business of Prospect Medical Group or Prospect Medical Group's Affiliates;

     directly or indirectly employ, contract, solicit or encourage any employee or other person under contract with Prospect Medical Group or any of its Affiliates to leave the employ of any such entity; or

     directly or indirectly solicit, request, advise, or encourage any present or future supplier, customer or employee of Prospect Medical Group or its Affiliates (including practices

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     managed by Prospect Medical Group or its Affiliates) to withdraw, curtail or cancel its business dealings with Prospect Medical Group or its affiliates, or take any actions that might impair the relations of Prospect Medical Group or any of its Affiliates and their respective suppliers, customers, employees or others.

2. CONFIDENTIALITY. From and after the Closing Date, Physician shall keep secret and retain in strictest confidence, and shall not use for the benefit of Physician or others, except on behalf of Prospect Medical Group or any of Prospect Medical Group's Affiliates, all confidential matters and trade secrets known to Physician relating to the healthcare business and operations of Physician, Prospect Medical Systems, Prospect Medical Group or any of their affiliates, including without limitation, customer lists, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition plans, new personnel designs and design projects, invention and research projects and other business affairs relating to the business and operations of Physician, Prospect Medical Systems, Prospect Medical Group or any of their affiliates learned by Physician heretofore or hereafter, and shall not disclose them to anyone outside of Prospect Medical Group and its Affiliates, provided however, that this section shall not apply to information in the public domain or to information that is sought from Physician pursuant to subpoena or court order (but Physician must provide notice to Prospect Medical Group or its Affiliates in order for them to have the opportunity to contest such subpoenas or court orders).

3. PHYSICIAN'S REPRESENTATION. Physician specifically acknowledges, represents, and warrants that (i) Physician's covenants set forth in this Agreement are being made in connection with the granting of the Option to Prospect Medical Systems, (ii) such covenants are reasonable and necessary to protect the legitimate interests of Prospect Medical Group, and (iii) Prospect Medical Group would not have entered into the Assignable Option Agreement in the absence of such restrictions. Physician acknowledges that this Agreement is subject to all representations, warranties and covenants of Prospect Medical Group and in the Assignable Option Agreement.

4. SERVICE AREA. The Service Area to which Physician's covenants in Section 1 apply is defined as the area within a fifteen (15) mile radius (or the maximum radius permitted by law, if less) of each facility of Physician or Prospect Medical Group now existing or hereafter established. For reference, the current facilities are listed in Attachment A hereto.

5. TERM. The term of this Agreement commences as of the day and year first above written and terminates upon the later to occur of:

     (i) the date which is three (3) years following the day and year first above written; or

     (ii) the date which is three (3) years following the termination or expiration of the Primary Care Physician Services Agreement through no fault of Physician.

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6.   MISCELLANEOUS.

     6.1 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs (as applicable), legal representatives, and permitted successors and assigns. No party may assign this Agreement or the rights, interests or obligations hereunder; PROVIDED, however, Prospect Medical Group may, (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Prospect Medical Group shall remain liable and responsible for the performance of all of its obligations hereunder). Any assignment or delegation in contravention of this Section shall be null and void.

     6.2 COUNTERPARTS. This Agreement, and any amendments thereto, may be executed in counterparts, each of which shall constitute an original document, but which together shall constitute one and the same instrument.

     6.3 HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     6.4 AMENDMENT. This Agreement may not be amended except by a writing executed by all parties.

     6.5 TIME OF ESSENCE. Time is expressly made of the essence of this Agreement and each and every provision hereof of which time of performance is a factor.

     6.6 NOTICES. Any notices required or permitted to be given hereunder by any party to the other shall be in writing and shall be deemed delivered upon personal delivery; twenty-four (24) hours following deposit with a courier for overnight delivery; or seventy-two (72) hours following deposit in the U.S. Mail, registered or certified mail, postage prepaid, return-receipt requested, addressed to the parties at the following addresses or to such other addresses as the parties may specify in writing:

If to Physician:              Gregg DeNicola, M.D.
                              18200 Yorba Linda Blvd., Suite 409
                              Yorba Linda, CA 92686

If to Prospect Medical Group: Prospect Medical Group, Inc.
                              18200 Yorba Linda Blvd., Suite 409
                              Yorba Linda, CA  92686
                              Attn:  President

     6.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

     6.8 INJUNCTIVE RELIEF. The parties hereto acknowledge and agree that a breach by Physician of this Agreement will cause irreparable damage to Prospect Medical Group, the exact

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amount of which will cause difficult to ascertain, and that remedies at law for any such breach will be inadequate. Accordingly, Physician agrees that if Physician breaches this Agreement, then Prospect Medical Group shall be entitled to injunctive relief, and Physician agrees not to assert in any proceeding that Prospect Medical Group has an adequate remedy at law. Physician shall pay the reasonable fees and expenses, including attorneys fees, incurred by Prospect Medical Group or any successor or assign in enforcing this Agreement.

     6.9 SEVERABILITY. If any provision or portion of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement will nevertheless continue in full force and effect and shall not be invalidated or rendered unenforceable or otherwise adversely affected, unless such invalidity or unenforceability would defeat an essential business purpose of this Agreement. Without limiting the generality of the foregoing, if the provisions of this Agreement shall be deemed to create a restriction, which is unreasonable as to either duration or geographical area or both, the parties agree that the provisions of this Agreement shall be enforced for such duration and in such geographic area as any court of competent jurisdiction may determine to be reasonable.

     6.10 ATTORNEYS' FEES. Should either Prospect Medical Group or Physician institute any action or procedure to enforce this Agreement or any provision hereof, or for damages by reason of any alleged breach of this Agreement or of any provision hereof, or for a declaration of rights hereunder (including without limitation arbitration), the prevailing party in any such action or proceeding shall be entitled to receive from the other party all costs and expenses, including without limitation reasonable attorneys' fees, incurred by the prevailing party in connection with such action or proceeding.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

"Prospect Medical Group"

PROSPECT MEDICAL GROUP, INC.,
a California professional medical corporation


By:  /s/ Gregg DeNicola
    ----------------------------------
     Gregg DeNicola, M.D., President

"PHYSICIAN"

       /s/ Gregg DeNicola
---------------------------------------

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                                     ATTACHMENT A

                                  FACILITY ADDRESSES

                    18200 Yorba Linda Blvd., Suites 102, 104, 108, 401 and 409
                    Yorba Linda, CA  92686

                    23961 Calle De La Magdalena, Suite 517
                    Laguna Hills, CA

                    1001 East Chapman Avenue, Suite A
                    Fullerton, CA 92635

                    17021 Yorba Linda Boulevard, Suite 70 and Suite 200 Yorba Linda, CA 92686

                    13372 Newport Avenue, Suites H,I,J
                    Tustin, CA 92680


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